Exhibit 10.6

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SNOWFLAKE WHITE MOUNTAIN POWER, LLC
Dated as of January 1, 2009

THE SALE OF INTERESTS DESCRIBED IN AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION AND/OR QUALIFICATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, TRANSFER OF THE INTERESTS IS SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH HEREIN. THE INTERESTS MAY NOT BE OFFERED FOR SALE OR SOLD EXCEPT (I) IN COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH HEREIN AND (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR UNDER CIRCUMSTANCES THAT DO NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

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EXHIBITS

Exhibit A	Information on Members, Ownership of Membership Interests, and Initial Capital Account Balances
Exhibit B	Budget
Exhibit C	Limited DRO Amounts
Exhibit D	Financing Documents
SCHEDULES

Schedule 1	Initial Gross Asset Values
Schedule 7.4(a)	Form of Monthly Report
Schedule 7.4(b)	Form of Quarterly Report

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
SNOWFLAKE WHITE MOUNTAIN POWER, LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Snowflake White Mountain Power, LLC, an Arizona limited liability company (the “Company”), is made and entered into as of January 1, 2009 (the “Effective Date”), by and among Renegy Holdings, Inc., a Delaware corporation (“Sponsor”), and AZ Biomass LLC, a Delaware limited liability company (“Investor” and collectively with Sponsor, the “Members”).
WITNESSETH:
     WHEREAS, the Company was formed by virtue of its Certificate of Formation, filed with the Secretary of State of the State of Arizona on April 15, 2003, under the name Snowflake White Mountain Power, LLC;
     WHEREAS, Sponsor currently is the sole Member of the Company and has executed the Operating Agreement of the Company dated December 19, 2008 (the “Current Agreement”);
     WHEREAS, the Company owns and operates a 24 MW baseload capacity open-loop biomass plant located in Snowflake, Arizona;
     WHEREAS, the parties are parties to a Membership Interest Purchase Agreement dated as of January 1, 2009 (“Membership Interest Purchase Agreement”) pursuant to which, upon the satisfaction of the conditions set forth therein, Investor will purchase the Class A Interests from Sponsor; and
     WHEREAS one of the conditions set forth in the Membership Interest Purchase Agreement is the execution and delivery by the Members of this Agreement, providing for the admission of the Investor as a Member of the Company in accordance with the terms and conditions hereof and setting forth those agreements governing the relations between the Members in respect of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to adopt this Agreement in its entirety and to continue the Company as a limited liability company under the Act upon the following terms and conditions:

ARTICLE I
DEFINITIONS
     Section 1.1. Definitions. Unless otherwise defined herein, capitalized terms used throughout this Agreement shall have the respective meanings set forth below:
     “Accounting Firm” means the Company’s primary independent accounting firm, which shall be Ernst & Young LLP or such other nationally or regionally recognized firm of certified public accountants selected by the Manager.
     “Act” means the Arizona Limited Liability Company Act, (Chapter 4 of Title 29 601 et seq, Arizona Revised Statutes) and any successor statute, as the same may be amended from time to time.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account, as of a specified time, after giving effect to the following adjustments:
          (a) credit to such Capital Account any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Treasury Regulations Section 1.704-2(i)(5) (including any Limited DRO of the Member); and
          (b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted PV” has the meaning set forth in Section 12.2(b).
     “Affiliate” of a specified Person means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. As used in this definition of Affiliate, the term “control” of a specified Person including, with correlative meanings, the terms, “controlled by” and “under common control with,” means (a) the ownership, directly or indirectly, of 50 percent or more of the equity interest in a Person or (b) the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, for purposes of this Agreement, the Company will be deemed not to be an Affiliate of any Member or the Manager.
     “Agreement” has the meaning set forth in the introductory paragraph hereof, as the same may be amended, modified or supplemented from time to time.

     “Bankruptcy” of a Person means the occurrence of any of the following events: (i) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended (the “Bankruptcy Code”), (ii) the making by such Person of a general assignment for the benefit of its creditors, (iii) the admission in writing by such Person of its inability to pay its debts as they mature, (iv) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (v) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (vi) an involuntary case is commenced against such person by the filing of a petition under any chapter of Title 11 of the Bankruptcy Code and within 60 days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (vii) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days, or (viii) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days.
     “Budget” has the meaning set forth in Section 9.1.
     “Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York are authorized by law or governmental action to close.
     “Capital Account” has the meaning set forth in Section 4.2(a).
     “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interest in the Company held or purchased by such Member.
     “Class A Interest” means one or more Membership Interests designated as the “Class A Interests.”
     “Class A Member” means the Member or Members that hold Class A Interests, which shall be the Investor unless and until another Person acquires all or a portion of the Class A

Interests pursuant to a Transfer that occurs in accordance with Section 3.10 or Article X of this Agreement.
     “Class B Interest” means one or more Membership Interests designated as the “Class B Interests.”
     “Class B Member” means the Member or Members that hold Class B Interests, which shall be the Sponsor unless and until another Person acquires all or a portion of the Class B Interests pursuant to a Transfer that occurs in accordance with Section 3.10 or Article X of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Company” has the meaning set forth in the introductory paragraph hereof.
     “Company Items” has the meaning set forth in Section 7.7(b).
     “Company Tax Returns” has the meaning set forth in Section 7.6.
     “Confidential Information” has the meaning set forth in Section 12.12.
     “Consultation” or “Consult” means to confer with and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.
     “Credit Support Amounts” has the meaning set forth in Section 8.9.
     “Current Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Debt Repayment Period” means the period of time commencing on the day following the date on which the Preference Period ends and ending on the date on which the Project Debt (including principal and accrued interest) has been repaid in full.
     “Depreciation” means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes anytime during such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each taxable year shall be determined under a method reasonably selected by the Manager.
     “DSR Credit Support” means any letter of credit or other form of credit support for the debt service reserve account provided by the Sponsor pursuant to the Financing Documents.

     “Effective Date” has the meaning set forth in the introductory paragraph hereof.
     “Effective Date PV” has the meaning set forth in Section 12.2(b).
     “Event of Default” has the meaning set forth in Section 4.3(a).
     “Facility” means the 24 MW baseload capacity open-loop biomass plant located in Snowflake, Arizona that generates electricity by burning exclusively “open-loop biomass” as defined in section 45(c)(3)(A)(ii) of the Code (other than the minimum amount of fossil fuel required for start-up and flame stabilization).
     “Financing Documents” means the documents described on Exhibit D.
     “Fiscal Year” has the meaning set forth in Section 7.1.
     “Fuel Supply Agreement” means the Amended and Restated Biomass Fuel Supply Agreement dated January 1, 2008 by and among Renegy Trucking, LLC, Renegy, LLC and the Company.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the applicable period.
     “Governmental Body” means the federal government of the United States, any state of the United States or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority or commission.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:
          (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as of the date of contribution (as determined by agreement between the Class A Member and the Class B Member); provided, that as of the date hereof the Gross Asset Values of the Company assets shall be as reflected on Schedule 1.
          (b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for the provision of services to or for the benefit of the Company or for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for a Membership Interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii)

shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
          (c) the Gross Asset Value of any Company asset distributed to any Member in kind shall be adjusted to equal the gross fair market value of such asset on the date of distribution (as determined by agreement between the Class A Member and the Class B Member);
          (d) the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Manager determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and
          (e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.
     “Increase PV” has the meaning set forth in Section 12.2(b).
     “Investor” has the meaning set forth in the introductory paragraph hereof.
     “IRS” means the Internal Revenue Service or any successor agency thereto.
     “Lease” means the Lease dated September 1, 2005, between the Company and Catalyst Paper (Snowflake) Inc. (“Catalyst”) as successor to Abitibi Consolidated Sales Corp., as amended, pursuant to which Catalyst shall provide the land for the Facility and perform certain services on behalf of the Company.
     “Legal Requirement” means any law (including common law), statute, act, decree, ordinance, rule, directive (to the extent having the force of law), order, writ, judgment, injunction, treaty, code or regulation or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Body, including all amendments, modifications, extensions, replacements or re-enactments thereof.
     “Lender” means CoBank, ACB, and any other financial institution that may become a party to the Financing Documents.
     “Limited DRO” shall mean, with respect to each Member, the dollar amount specified for that Member in Exhibit C that represents the maximum amount of the Member’s deficit in its Capital Account that the Member is obligated to restore to the Company upon the liquidation of the Company.

     “Management Fee” shall mean, for any calendar year or portion thereof, the product of (i) the actual operating expenses of the Company for that period as set forth in the financial statements delivered pursuant to Section 7.4(c) hereof (excluding the cost of fuel, including biomass, for the Facility) and (ii) 10%.
     “Manager” means Sponsor, in its capacity as managing member of the Company under this Agreement, or such other Person that is appointed pursuant to and in accordance with the terms of this Agreement to manage and run the day-to-day operations of the Company. The Manager is a “manager” of the Company within the meaning of the Act.
     “Member” or “Members” means the “Members” (as such term is defined in the introductory paragraph hereof) in their capacity as members of the Company within the meaning of the Act, and any other Person that has been admitted as a member of the Company pursuant to the terms hereof.
     “Membership Interest” means the limited liability company interest of a Member in the Company, which shall consist of the Member’s Capital Account and rights to an allocation of income, gain, credit, deduction and loss and to distributions of the Company, in each case as herein provided, and which interest entitles such Member to receive information and to consent to or approve such actions or omissions of the Company or another Member with respect to which the consent or approval of such Member is permitted or expressly required hereunder or required under the Act, and all other rights and obligations of such Member, and, for convenience, shall be designated as either a “Class A Interest” or a “Class B Interest.”
     “Membership Interest Purchase Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Net Cash Flow” means, with respect to any period, cash receipts of the Company (excluding for the avoidance of doubt all borrowings under the Financing Documents, but including Capital Contributions) and funds released from, or reductions to, established Company reserves, decreased by (a) cash expenses (including payments of Sponsor Affiliate Fees, legal fees, management fees, Credit Support Amounts and expenses, payments pursuant to the Operation and Maintenance Agreement, interest, and expense reimbursements), (b) amortization and other payments under the Financing Documents or other Company indebtedness, (c) capital expenditure payments to the extent not paid from borrowings under the Financing Documents, (d) repayment of Working Capital Loans, (e) funds set aside to establish Company reserves and additions to Company reserves established in accordance with Section 6.5 of this Agreement and (f) payment of any Credit Support Amounts (and all accrued and unpaid interest thereon).
     “Non-Defaulting Member” has the meaning set forth in Section 4.3(a).
     “Notice” has the meaning set forth in Section 12.1.
     “Offer” has the meaning set forth in Section 10.4.

     “Offer Termination Date” has the meaning set forth in Section 10.4.
     “Offered Price” has the meaning set forth in Section 10.4.
     “Offered Terms” has the meaning set forth in Section 10.4.
     “Officers” has the meaning set forth in Section 8.5.
     “PPA Amendment” has the meaning set forth in Section 12.2(a).
     “Permitted Investments” means (a) domestic or eurodollar time deposits, money market instruments or certificates of deposit with banks rated at least “A” by Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc.; (b) commercial paper of industrial corporations rated at least “A-1” by Standard & Poor’s Ratings Services or “P-1” by Moody’s Investors Services, Inc.; (c) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or an agency or instrumentality thereof and backed by the full faith and credit of the United States of America; or (d) mutual funds that invest primarily in the securities described in (a) through (c) above.
     “Person” means any corporation, limited liability company, any form of partnership, any joint venture, trust, estate, Governmental Body or other legal or commercial entity or any natural person.
     “Placed In Service Date” means June 10, 2008, which is the date that the Facility is determined to have been “originally placed in service” for purposes of Section 45 of the Code.
     “Preference Period” means the period of time commencing on the Effective Date and ending on the last to occur of (a) the Target IRR Date, or (b) the date that is ten years following the Placed In Service Date.
     “Prime Rate” means, for each day that any payment obligation hereunder is outstanding, the most recent published prime rate, as reported for each such day either in The Wall Street Journal (Eastern Edition) under “Money Rates” or, if such rate does not so appear, in such other nationally recognized publication as Manager may, from time to time, specify in a notice delivered to the Members. On days when such a rate is not reported, the most recently reported rate on a preceding day will be deemed to be the applicable rate.
     “Project Debt” means the approximately $50 million of debt and credit enhancement obtained by the Company on a nonrecourse basis to finance the development and construction of the Facility, consisting of term loans provided by Lender and an issuance of tax-exempt bonds on behalf of the Company by the City of Show Low, Arizona.
     “Project Documents” has the meaning set forth in the Financing Documents.

     “Prudent Industry Practice” means any of the practices, methods and acts engaged in or approved by managers of independent power generation facilities in North America financed on a non-recourse basis and similar in size and type to the Facility during the relevant time period, or any of the practices, methods and acts which, in the exercise of commercially reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good management practices utilized by similar facilities in the independent power industry. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods and acts generally accepted in North America as applicable to the management of independent power facilities.
     “Representatives” means, with respect to any Person, the managing member(s), officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.
     “Residual Period” means the period of time commencing on the day following the date on which the Debt Repayment Period ends.
     “ROFO Interest” has the meaning set forth in Section 10.4.
     “Secured Party” means any secured party or parties as defined under any of the Financing Documents.
     “Sponsor” has the meaning set forth in the introductory paragraph hereof.
     “Sponsor Affiliate Fees” means any and all fees payable to Sponsor or any of its Affiliates under the terms of Section 8.2 of this Agreement or the Fuel Supply Agreement.
     “Target IRR” means the aggregate cumulative after-tax return on the sum of (a) all Capital Contributions made by the Class A Member to the Company and (b) all amounts paid by the Class A Member to the Class B Member as part of the purchase price for its Class A Interest pursuant to the Membership Interest Purchase Agreement, in each case made at or prior to the determination of such return, which shall be 13% per annum. For the avoidance of doubt, the after-tax return shall be determined based on the net after-tax effect of all allocations of income, loss, deduction, and credits (including the Tax Credits) and all distributions made to the Class A Member by the Company at or prior to such determination, and shall assume an effective tax rate of 35% and the full utilization by the Class A Member of all tax items allocated to it.
     “Target IRR Date” means, with respect to the Class A Member, the date on which the Target IRR is obtained.

     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:
               (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, payroll withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and
               (ii) any liability for the payment of amounts with respect to payment of a type described in clause (i), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
     “Tax Credits” means the tax credits provided by Section 45 of the Code with respect to the sale of electricity produced by the Facility.
     “Tax Matters Partner” has the meaning set forth in Section 7.7(a).
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) for any taxable period after the Effective Date, including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Termination Date” has the meaning set forth in Section 2.4.
     “Transfer” has the meaning set forth in Section 10.1.
     “Treasury Regulations” mean the regulations promulgated under the Code, as such regulations are in effect on the date hereof.
     “UCC” means the Uniform Commercial Code of the State of New York or any other applicable jurisdiction.
     “Unrelated Person” means, as to any point in, or period of, time, a Person that is not related to the Company within the meaning of Section 45(e)(4) of the Code.
     “Utility Regulation Event” means the occurrence of any event outside of the Class A Member’s control (including, without limitation, a change in law or a Transfer by the Class B Member of any direct or indirect interest in the Company to an electric utility) and that causes or will cause the Class A Member, or its direct or indirect owners, solely as a result of Class A Member’s ownership of the Class A Interests or entering into the Transaction Agreements or any transaction contemplated hereby or thereby, to be subject generally to, or not exempt from, financial, organizational or rate regulation as a “public utility” under applicable Arizona state law or any other state or other laws and regulations respecting the rates or the financial or organizational regulation of public utilities.
     “Working Capital Loan” has the meaning set forth in Section 4.4.
     Section 1.2. References; Gender; Number; Certain Phrases. All references in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” are to an Article, Section, Exhibit or Schedule of this Agreement, unless the context requires otherwise. The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” “thereof,” “thereunder,” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, unless the context requires otherwise. Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. The words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively.
ARTICLE II
FORMATION; OFFICES; TERM
     Section 2.1. Formation and Continuation of the Company. The Company was formed on April 15, 2003, by virtue of the filing of its Certificate of Formation with the Secretary of State of the State of Arizona. The Members hereby acknowledge the continuation of the Company as a limited liability company pursuant to the Act. This Agreement is effective as of the Effective Date and supersedes and replaces entirely all prior agreements governing the operations of the Company and the rights and obligations of its Members. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. As of the Effective Date, all powers of persons designated as “authorized persons” under the Act shall cease, and the Manager hereupon becomes the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.
     Section 2.2. Name, Office and Registered Agent.
          (a) The name of the Company shall be “Snowflake White Mountain Power, LLC” or such other name or names as may be agreed to by the Members from time to time. The principal office of the Company shall be 3418 North Val Vista Drive, Mesa, Arizona 85213. The Manager may at any time change the location of such office to another location, provided that the Manager gives prompt written notice of any such change to all Members and the registered agent of the Company.
          (b) The registered office of the Company in the State of Arizona is located at 2394 East Camelback Road, Phoenix, Arizona 85016. The registered agent of the Company for service of process at such address is CT Corporation System. The registered office and registered agent may be changed by the Manager at any time in accordance with the Act provided that the Manager gives prompt written notice of any such change to all Members. The registered agent’s primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.
     Section 2.3. Purpose. The purpose and business of the Company is to own, develop, construct, operate, maintain, obtain financing for, and sell or otherwise dispose of the Facility (and the assets connected therewith) and to operate the Facility and sell the output of the Facility, and otherwise to do all things reasonably necessary or advisable in connection therewith. The Company may engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of such purpose, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State of Arizona.
     Section 2.4. Term. The term of the Company commenced on April 15, 2003, and shall continue until the date that the Company is dissolved pursuant to Section 11.1 (the “Termination Date”).
     Section 2.5. Organizational and Fictitious Name Filings; Preservation of Limited Liability. The Manager shall cause the Company to register as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as necessary or appropriate for the conduct of the Company’s operation of its business. The Manager may take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of Arizona and any other state or jurisdiction other than Arizona in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act.
     Section 2.6. No Partnership Intended. Other than for purposes of determining the status of the Company under the Code and the applicable Treasury Regulations and under any applicable state, municipal or other income tax law or regulation, the Members intend that the Company not be a partnership, limited partnership or joint venture and this Agreement shall not be construed to suggest otherwise.
ARTICLE III
RIGHTS AND OBLIGATIONS OF THE MEMBERS
     Section 3.1. Members; Membership Interest. The Company shall have as Members only those Persons as may be properly admitted as Members pursuant to the terms hereof in addition to or as assignees of the Members. Sponsor hereby continues as a Member and AZ Biomass LLC, a Delaware limited liability company, is hereby admitted as a Member as an assignee of Sponsor’s Class A Interests. Membership Interests shall be designated for convenience as either “Class A Interests” or “Class B Interests.” The Class A Interests and the Class B Interests together represent 100% of the Membership Interests. The name, address, class of Membership Interest, percentage of class held, and initial Capital Account balances of each Member are set forth on Exhibit A attached hereto. The Manager, without the consent of any other Person, is hereby authorized to, and shall, update Exhibit A from time to time as necessary to reflect accurately the information therein. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A as amended and in effect from time to time. If a Member transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms hereof, the transferor shall automatically cease to be a Member.
     Section 3.2. Meetings.
          (a) Except as otherwise permitted by this Agreement, all actions of the Members shall be taken at meetings of the Members which may be called by the Manager for any reason and shall be called by the Manager within ten days following the written request of a Member. The Members may conduct at such meeting any Company business that is permitted under the Act or this Agreement. Meetings shall be at a reasonable time and place. Accurate minutes of any meeting shall be taken and filed with the minute books of the Company. Promptly following each meeting, the minutes of the meeting shall be sent to the Manager and each Member.
          (b) With respect to meetings of the Members, the presence in person or by proxy of all Members shall constitute a quorum for purposes of transacting business at any meeting of the Members. Except as otherwise provided herein, with respect to those matters required or permitted to be voted upon by the Members, the affirmative vote of all of the then outstanding Membership Interests shall be required to approve any such matter, in addition to any other approval required by this Agreement or the Act. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment so that all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.
          (c) Written notice stating the place, day and hour of the meeting of the Members, and the purpose or purposes for which the meeting is called, shall be delivered either personally, via facsimile or by mail, by or at the direction of the Manager, to each Member of record entitled to vote at such meeting not less than five Business Days nor more than 30 days prior to the meeting. Notwithstanding the foregoing, meetings of the Members may be held without notice so long as all the Members are present in person or by proxy.
          (d) Any action may be taken by the Members without a meeting if such action is authorized or approved by the prior written consent of all Members. In no instance where action is authorized by written consent pursuant to this Section 3.2(d) need a meeting of Members be called or noticed; provided, however, a copy of the action taken by written consent must be sent promptly to all Members and all actions by written consent shall be filed with the minute books of the Company.
     Section 3.3. Management Rights. Except as otherwise provided herein, and for the avoidance of doubt, except for the Manager when acting in its capacity as the managing member of the Company pursuant hereto, no Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever.

Neither the Manager nor any Member shall hold out or represent to any third party that any Member, except the Manager acting in its capacity as the managing member of the Company pursuant hereto, has any such power or right or that any Member is anything other than a member in the Company. A Member shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company.
     Section 3.4. Other Activities. Notwithstanding any duty otherwise existing at law or in equity, each Member, the Manager and their Affiliates may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such other business ventures or the profits derived from them; provided, however, that, notwithstanding the foregoing, for a period of ten years after the Effective Date, none of the Sponsor or its Affiliates, or the Class A Member, shall engage in any activities relating to the production of electricity from biomass fuel within a seventy-five (75) mile radius of the Facility or which would adversely affect the supply (or price) of biomass fuel to the Facility.
     Section 3.5. No Right to Withdraw. Except as otherwise provided in this Agreement, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of all remaining Members of the Company, in their sole and absolute discretion. Notwithstanding the preceding sentence, the Class A Member shall be entitled to withdraw from the Company at any time following the occurrence of a Utility Regulation Event. Upon any withdrawal based on a Utility Regulation Event, the Class A Member shall not be paid any amount, and its Capital Account balance shall revert to the Company.
     Section 3.6. Limitation of Liability of Members. Each Member’s liability shall be limited as set forth in the Act and other applicable law. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company. To the fullest extent permitted by law, in no event shall any Member or Manager be liable under this Agreement to another Member for any lost profits, or lost tax credits or other tax benefits of, or any consequential, punitive, special or incidental damages incurred by, such Member arising from a breach of this Agreement.
     Section 3.7. Deficit Upon Liquidation. Except to the extent of any Limited DRO that a Member may be obligated to restore and as otherwise provided by law with respect to third-party creditors of the Company, upon the dissolution, liquidation, winding-up or termination of the Company, none of the Members shall be liable to the Company, to the other Members, to the creditors of the Company or to any other third party for or on account of any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.

     Section 3.8. Company Property; Membership Interests. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company and no Member, individually, shall have any ownership of such property. The Membership Interests shall constitute personal property.
     Section 3.9. Retirement, Resignation, Expulsion, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. The personal representative of the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. The personal representative of a Member shall not become a substituted Member except as provided in this Agreement. Notwithstanding the foregoing, any purchaser of a Membership Interest in accordance with the exercise by a Secured Party of the terms of any Security Agreement included as part of the Financing Documents and the applicable provisions of the UCC shall, upon execution of a counterpart to this Agreement, be admitted as a Member with respect to the transferred Membership Interest.
     Section 3.10. Exercise Under a Security Agreement. Each Member acknowledges that each Member has granted a security interest in its Membership Interest to Lender pursuant to the Financing Documents. If Lender (or permitted successor or assignee thereof) exercises its rights under the Financing Documents with respect to either Member’s Membership Interests, all of such Member’s obligations under this Agreement will cease (except for those obligations and liabilities accrued through such date or relating to any taxable year or portion thereof prior to such date, and except for its obligations under Sections 3.4, 4.4 and 8.10), and Lender (or any permitted successor or assignee thereof) shall have all of the rights and obligations of such Member as a member hereunder relating to any taxable year or portion thereof after such date (except for those obligations under Sections 3.4 and 4.4).
ARTICLE IV
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
     Section 4.1. Capital Contributions. No Capital Contributions shall be required or permitted from the Members following the Effective Date unless all of the Members consent thereto in writing.
     Section 4.2. Capital Accounts.
          (a) There shall be established and maintained throughout the full term of the Company in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) for each Member, a capital account (a “Capital Account”) which shall be credited with (i) such Member’s Capital Contributions, (ii) allocations of income and gain to such Member pursuant to Sections 5.1 and 5.2 and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed by the Company to such Member. Each Member’s Capital Account shall be debited with (iv) the amount of cash and the Gross Asset Value of other property distributed to such Member, (v) allocations of deductions and losses to such Member pursuant to Sections 5.1 and 5.2 and (vi) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
          (b) The Members acknowledge and agree that the Capital Account balances of each Member as of the Effective Date are as set forth in Exhibit A.
          (c) If all or a portion of a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Transferred.
          (d) The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.
     Section 4.3. [Intentionally Omitted]
     Section 4.4. Working Capital Loans. During the Preference Period to the extent that working capital on-hand is not sufficient to cover the operating costs and working capital needs of the Company (for the avoidance of doubt, including all debt service obligations and other amounts required to be paid by the Company under the Financing Documents, but excluding any distributions to be made to the Members pursuant to Section 6.1), and provided that Investor or its permitted assigns (other than the Lender and any Persons acquiring the Class A Interests through the exercise by the Lender of its security interest in the Class A Interests) holds the Class A Interests, Sponsor shall be required to advance to the Company, when and as needed, funds sufficient to cover the operating costs and working capital needs of the Company and to timely satisfy all debt service obligations and other amounts required to be paid by the Company under the Financing Documents (“Working Capital Loans”); provided, that the aggregate principal amount of such Working Capital Loans outstanding (and which is the maximum amount of Working Capital Loans which Sponsor shall be required to fund) shall not at any time exceed $6.5 million. Working Capital Loans will bear interest at a per annum rate of the Prime Rate plus 200 basis points and will be repaid out of available cash flow or proceeds from sales or refinancings effected in accordance with the terms of this Agreement, as reasonably determined by the Manager from time to time after making provision for payment of all third party expenses and in accordance with the applicable provisions of the Financing Documents (which provide that such amounts shall be paid pursuant to “Waterfall Level 8,” as defined therein and are subject to the provisions of the Subordination Agreement dated January 1, 2009 among Sponsor, the Company and CoBank ACB as Administrative Agent), but prior to any distributions to the Members in their capacity as Members of the Company, and shall become due and payable at the earlier of the expiration of the Preference Period, or the dissolution of the Company. Except as provided in this Section 4.4, no Member shall be required to loan money to the Company absent its consent thereto in writing. For the avoidance of doubt and notwithstanding any provision to the contrary set forth in any Financing Document, neither the Lender nor any of its permitted successors and assigns shall have any right to enforce the provisions of this Section 4.4.

     Section 4.5. No Third Party Beneficiary. To the fullest extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members. In addition, it is the intent of the parties hereto that no distribution to any Member shall be deemed a return of money or other property in violation of the Act. The payment of such money or distribution of such property shall be deemed to be a compromise within the meaning of the Act and, to the fullest extent permitted by law, any Member receiving the payment of any such money or distribution of any such property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.
ARTICLE V
ALLOCATIONS
     Section 5.1. Book Allocations.
          (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.2, after giving effect to the special allocations set forth in Section 5.2, all items of Company income and gain shall be allocated as follows:
               (i) such items of Company income and gain generated during the Preference Period shall be allocated 99 percent with respect to the Class A Interest and 1 percent with respect to the Class B Interest;
               (ii) such items of Company income and gain generated during the Debt Repayment Period shall be allocated 20 percent with respect to the Class A Interest and 80 percent with respect to the Class B Interest; and
               (iii) such items of Company income and gain generated during the Residual Period shall be allocated 5 percent with respect to the Class A Interest and 95 percent with respect to the Class B Interest.

          (b) For purposes of maintaining the Capital Accounts pursuant to Section 4.2, after giving effect to the special allocations set forth in Section 5.2, all items of Company deduction or loss shall be allocated as follows:
               (i) such items of Company deduction or loss generated during the Preference Period shall be allocated 99 percent with respect to the Class A Interest and 1 percent with respect to the Class B Interest;
               (ii) such items of Company deduction or loss generated during the Debt Repayment Period shall be allocated 20 percent with respect to the Class A Interest and 80 percent with respect to the Class B Interest; and
               (iii) such items of Company deduction or loss generated during the Residual Period shall be allocated 5 percent with respect to the Class A Interest and 95 percent with respect to the Class B Interest;
provided, however, that items of Company deduction or loss shall not be allocated to a Member to the extent that such allocation would cause an Adjusted Capital Account Deficit. Any deduction or loss in excess of that limitation shall be allocated to the other Members provided that such deduction or loss shall, to the extent permissible, reduce subsequent allocations of deductions or losses to those Members and increase deductions or losses to the Member for whom deductions or losses were limited.
     Section 5.2. Special Allocations.
          (a) Items of gross income and receipts from the sale of electricity shall be specially allocated as follows:
               (i) such items generated during the Preference Period shall be allocated 99 percent with respect to the Class A Interest and 1 percent with respect to the Class B Interest;
               (ii) such items generated during the Debt Repayment Period shall be allocated 20 percent with respect to the Class A Interest and 80 percent with respect to the Class B Interest; and
               (iii) such items generated during the Residual Period shall be allocated 5 percent with respect to the Class A Interest and 95 percent with respect to the Class B Interest.
          (b) Any allocations pursuant to Section 5.1 and Section 5.2(a) shall be subject to any adjustment required to comply with Treasury Regulations Section 1.704-1(b), including any qualified income offset within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and any minimum gain chargeback or partner nonrecourse debt minimum gain chargeback within the meaning of Treasury Regulations Section 1.704-2. Any nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(b)(1)) generated during any period shall be allocated to the Members in the same manner as deductions and losses are allocated with respect to such period under Section 5.1, and any partner nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(i)) shall be allocated to the Member that bears the economic risk of loss with respect to the debt to which such deductions are allocable. Any special allocations of items pursuant to this Section 5.2(b) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing current and subsequent allocations of income, gain, credits, deductions or losses pursuant to Section 5.1 and Section 5.2(a) so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 5.1 and Section 5.2(a) had such special allocations under this Section 5.2(b) not occurred.
          (c) For purposes of maintaining the Capital Accounts of the Members pursuant to Section 4.2, all items of Company credits (including to the extent applicable Tax Credits) shall be allocated in the same manner as the allocations of book items of Company gross income and receipts from the sale of electricity are made pursuant to this Section 5.2.
     Section 5.3. Tax Allocations.
          (a) Except as provided in Section 5.3(b), all allocations of tax items of Company income, gain, credits, deductions and losses for any period shall be allocated in the same manner as the corresponding allocations of book items of Company income, gain, credits, deductions and losses were made for such period pursuant to Sections 5.1 and 5.2.
          (b) Tax items of Company gross income and receipts from the sale of electricity and Tax Credits shall be allocated in the same manner as allocations of book items of Company gross income and receipts from the sale of electricity were made pursuant to Section 5.2.
          (c) Notwithstanding Section 5.3(a), if, as a result of contributions of property by a Member to the Company or an adjustment to the Gross Asset Value of Company assets pursuant to this Agreement, there exists a variation between the adjusted basis of an item of Company property for federal income tax purposes and such property’s Gross Asset Value, allocations of income, gain, loss, and deduction shall, solely for tax purposes, be allocated among the Members so as to take into account such variation using the remedial method provided pursuant to Treasury Regulations Section 1.704-3.
          (d) Any elections or other decisions relating to Capital Accounts (including allocations pursuant to Sections 5.1 and 5.2) and tax allocations (including allocations pursuant to this Section 5.3) shall be made jointly by the Tax Matters Partner and the Class A Member. Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of book income, gain, deductions or losses or distributions pursuant to any provision of this Agreement.

     Section 5.4. Transfer or Change in Company Interest. If the respective Membership Interests of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year in which the Transfer occurs, all income, gains, credits (including Tax Credits), losses, deductions, and other tax incidents resulting from the operations of the Company shall be allocated, as between transferor and transferee, by taking into account their varying interests using the closing of the books method in accordance with Section 706 of the Code, unless otherwise agreed by all the Members.
ARTICLE VI
DISTRIBUTIONS
     Section 6.1. Distributions. On or before February 14, May 15, August 14, and November 14 of each calendar year following the Effective Date, the Manager shall cause the Company to distribute all Net Cash Flow attributable to the prior calendar quarter to the Members; provided, that (a) with respect to the first distribution after the Effective Date, such distribution shall be of all Net Cash Flow attributable to the period of such calendar year after the Effective Date and (b) such distribution is permitted under the Financing Documents. Except as provided in Section 11.2, all distributions made pursuant to this Section 6.1 shall be made between the Members as follows:
          (a) Net Cash Flow attributable to the Preference Period shall be distributed (i) with respect to the Class A Interest, in an amount equal to the greater of (A) 50 percent of the Net Cash Flow attributable to the portion of the applicable quarter occurring during the Preference Period and (B) an amount equal to the tax detriment resulting from the allocation to the Class A Member of net income that is attributable to such quarter, determined based on an assumed tax rate of 35 percent, and (ii) the balance of the Net Cash Flow attributable to the portion of the applicable quarter occurring during the Preference Period with respect to the Class B Interest;
          (b) Net Cash Flow attributable to the Debt Repayment Period shall be distributed 20 percent with respect to the Class A Interest and 80 percent with respect to the Class B Interest; and
          (c) Net Cash Flow attributable to the Residual Period shall be distributed 5 percent with respect to the Class A Interest and 95 percent with respect to the Class B Interest.
     Section 6.2. Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member shall be entitled to demand or receive any interest on its Capital Contributions.
     Section 6.3. Withholding Taxes. If the Company is required to withhold taxes with respect to any allocation or distribution to any Member pursuant to any applicable federal, state,

local or foreign tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such taxes, withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.3 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions any amounts it was required to withhold, the Company may, at its option, (a) require the Member to which the withholding was credited to reimburse the Company for such withholding; or (b) reduce any subsequent distributions by the amount of such withholding. This obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member transfers or liquidates its Membership Interest in the Company, but only with respect to withholding obligations that relate to the period through the date of such transfer or liquidation. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.
     Section 6.4. Distributions in Kind. There shall be no distributions of the assets of the Company (other than cash) in kind without the prior written consent of all the Members.
     Section 6.5. Limitation upon Distributions. Notwithstanding the provisions of this Agreement, including the foregoing provisions of this Article VI, to the contrary, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Company is then a party (including the Financing Documents) or any Legal Requirement then applicable to the Company; (b) to the extent that the Manager in its reasonable discretion, determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company, whether liquidated, fixed, contingent or otherwise, or to hedge an existing investment, and the Class A Member consents to each such reserve, such consent not to be unreasonably withheld, conditioned or delayed; or (c) to the extent that the cash available to the Company is insufficient to permit such distribution.
ARTICLE VII
ACCOUNTING AND RECORDS
     Section 7.1. Fiscal Year. The fiscal year of the Company shall be the calendar year (the “Fiscal Year”). Unless otherwise required by the Code, the Company shall have the same Fiscal Year for income tax and for financial and accounting purposes.
     Section 7.2. Books and Records and Inspection.
          (a) The Manager shall keep, or cause to be kept by the Company, full and accurate books of account, financial records and supporting documents, which shall reflect, completely, accurately and in reasonable detail, each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons engaged in a business of like character or as are required by law, and all other documents and writings of the Company. The books of account, financial records, and supporting documents and the other documents and writings of the Company shall be kept and maintained at the principal office of the Company. The financial records and reports of the Company shall be kept in accordance with GAAP and kept on an accrual basis.
          (b) In addition to and without limiting the generality of Section 7.2(a), the Manager shall keep, or cause to be kept by the Company, at its principal office:
               (i) true and full information regarding the status of the business and financial condition of the Company, including financial statements for the three most recent years;
               (ii) promptly after becoming available, a copy of the Company’s federal, state, and local income tax returns for each year;
               (iii) a current list of the name and last known business, residence or mailing address of each Member and the Manager;
               (iv) a copy of this Agreement and the Company’s Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such Certificate of Formation and all amendments thereto have been executed;
               (v) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member and which each Member has agreed to contribute in the future, and the date upon which each became a Member;
               (vi) copies of records and supporting documents relating to expenses incurred by Manager or its Affiliates on behalf of the Company and subject to reimbursement pursuant to Section 8.2; and
               (vii) copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights.
          (c) All books and records of the Company shall be open to inspection and copying by any of the Members, former Members or their authorized Representatives during business hours and at such Member’s or former Member’s expense, for any purpose reasonably related to such Member’s or former Member’s interest in the Company, and the Company and/or the Manager shall maintain the books and records of the Company for a period of five years following the dissolution of the Company. The Members shall provide the Company with written notice prior to the expiration of such five year period if the Member desires to make copies of such books and records prior to destruction thereof. The Members’ or their authorized Representatives’ rights under this Section 7.2(c) shall continue during the five year period despite termination or expiration of this Agreement.

     Section 7.3. Bank Accounts, Notes and Drafts.
          (a) All funds not required for the immediate needs of the Company shall be placed in Permitted Investments, which investments shall have a maturity appropriate for the anticipated cash flows needs of the Company. All Company funds shall be deposited and held in accounts which are in the name of the Company and separate from all other accounts maintained by the Manager and the Members, and the Company’s funds shall not be commingled with any other funds of any other Person, including any Manager, any Member or any Affiliate of a Manager or a Member.
          (b) The Members acknowledge that the Manager may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Manager shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution.
          (c) Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Manager from time to time may authorize. When the Manager so authorizes, the signature of any such person may be a facsimile.
     Section 7.4. Financial Statements.
          (a) Within 15 days following end of each calendar month, the Manager shall furnish to each Member a monthly report substantially in the form set forth in Schedule 7.4(a) hereto.
          (b) Within 45 days after the end of each of the first three quarters of each Fiscal Year, the Manager shall furnish to each Member (i) unaudited financial statements with respect to such quarter of the Company, consisting of (A) a balance sheet showing the Company’s financial position as of the end of such quarter, (B) profit and loss statements for such quarter, (C) a statement of cash flows for such quarter, certified by a responsible officer of the Manager as true complete and correct in all material respects and (ii) a summary of the Tax Credits generated and the number of kilowatt hours produced and sold by the Company to Unrelated Persons and to any other person during such quarter, substantially in the form set forth in Schedule 7.4(b) hereto.
          (c) Within 90 days after the end of each Fiscal Year, the Manager shall furnish to each Member (i) financial statements with respect to such Fiscal Year (which shall be prepared in accordance with GAAP) that are audited and certified by the Accounting Firm, (ii) a statement of each Member’s closing Capital Account balance as of the end of such Fiscal Year, (iii) a summary of the Tax Credits generated and the number of kilowatt hours produced and sold by the Company to Unrelated Persons and to any other person during each calendar quarter during the Fiscal Year, substantially in the form set forth in Schedule 7.4(b) hereto. The audited financial statements must include (A) a balance sheet showing the Company’s financial position as of the end of such Fiscal Year, (B) profit and loss statements for such Fiscal Year and (C) a statement of cash flows for such Fiscal Year.
          (d) Within 90 days after the end of each Fiscal Year, the Sponsor shall furnish to the Class A Member financial statements with respect to such Fiscal Year (which shall be prepared in accordance with GAAP and which may be unaudited) for Sponsor and Renegy, LLC, including (A) a balance sheet showing the applicable company’s financial position as of the end of such Fiscal Year, (B) profit and loss statements for such Fiscal Year and (C) a statement of cash flows for such Fiscal Year.
     Section 7.5. Partnership Status and Tax Elections.
          (a) It is the intent of the Members that the Company be taxed as a partnership for United States federal, state and local income tax purposes. The Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.
          (b) The Company shall make the following elections and take the following positions under United States income tax laws and regulations and any similar state statutes:
               (i) Adopt the Fiscal Year as the annual accounting period; and
               (ii) Adopt the accrual method of accounting.
          (c) The Company may (and, at the request of either Member, shall) file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) of the Code or Section 743(b) of the Code and any corresponding elections under the applicable sections of state and local law.
          (d) The Company shall file an election under Section 6231(a)(1)(B)(ii) of the Code and the Treasury Regulations thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.
     Section 7.6. Company Tax Returns. The United States federal income Tax Returns for the Company and all other Tax Returns of the Company with respect to taxable years ending after the date hereof (the “Company Tax Returns”) shall be prepared as directed by the Manager in Consultation with the other Members, subject, in the case, of federal and state income Company Tax Returns, to this Section 7.6. The Manager, in Consultation with the other Members, may extend the time for filing any such Company Tax Returns as provided for under applicable statutes; provided, however, that in all events, the United States federal income tax return of the Company and all applicable state and local income tax returns shall be filed no later than the first day of the eighth month following the end of the applicable taxable period. At the Company’s expense, the Manager shall cause the Company to retain the Accounting Firm to prepare or review the necessary federal and state income Company Tax Returns. Each Member shall provide such information, if any, as may be reasonably necessary by the Company for purposes of preparing such Company Tax Returns, provided that such information is readily available from regularly maintained accounting records. At least ninety (90) days prior to filing the federal and state income Company Tax Returns, the Manager shall deliver to the other Members for their review, a copy of the Company’s federal and state income Company Tax Returns in the form proposed to be filed for each Fiscal Year, and shall incorporate all reasonable changes or comments to such proposed Company Tax Returns requested in good faith by the other Members at least sixty (60) days prior to the filing date for such returns. If the Manager and the Class A Member or any other Member disagree as to any reasonably requested change to be made to one or more of the Company Tax Returns, as proposed in accordance with the preceding sentence, and the Manager and such Member(s) do not reach agreement as to such matter at least fifty (50) days prior to the filing date of the applicable Company Tax Return, the unresolved matter shall be referred to the Independent Accountant to determine whether the filing position with respect to each such unresolved matter as proposed by the Manager or the requesting Member is more likely to be sustained on its merits by the applicable Tax Authority, and the filing position so determined by the Independent Accountant shall be the filing position taken by the Company for purposes of filing the applicable Company Tax Returns. The Manager thereafter shall cause the Company to timely file such Company Tax Returns in accordance with the foregoing, taking into account any applicable extensions (but in all events, within the time periods required by the second sentence of this Section 7.6); provided, that if the Independent Accountant does not render a decision prior to the applicable time period required by the second sentence of this Section 7.6 the Manager shall file the applicable Company Tax Return utilizing the filing position that it determines is more likely than not to be sustained on its merits by the applicable Tax Authority and, if the Independent Accountant subsequently adopts the other filing position, the Manager shall file with the applicable Tax Authority an amendment to the applicable Company Tax Return to reflect such filing position. Within ten (10) days after filing such federal and state income Company Tax Returns, the Manager shall cause the Company to deliver to each Member a copy of the Company’s federal and state income Tax Returns as filed for each Fiscal Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably request in order to properly prepare its own income Tax Returns.
     Section 7.7. Tax Audits.
          (a) Sponsor is hereby designated as the “tax matters partner,” as that term is defined in Section 6231(a)(7) of the Code, of the Company (the “Tax Matters Partner”), with all of the rights, duties and powers provided for in sections 6221 through 6234 of the Code, inclusive. Sponsor is hereby directed and authorized to take whatever steps Sponsor, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Treasury Regulations. The Tax Matters Partner shall promptly deliver to each other Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company Items, shall promptly advise each of the other Members of the substance of any substantive material conversations with the

IRS in connection therewith and shall keep the other Members advised of all substantive material developments with respect to any proposed adjustments which come to its attention. In addition, the Tax Matters Partner shall (i) provide the other Members with a draft copy of any material substantive correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company Items reasonably in advance of such submission, (ii) incorporate all reasonable changes or comments to such correspondence or filing requested by the other Members and (iii) provide the other Members with a final copy of such correspondence or filing. The Tax Matters Partner will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company Items (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to attend, at its sole cost and expense, in any such meetings or conferences. The Tax Matters Partner shall take such action as may be necessary to cause, to the extent possible, each other Member to become a “notice partner” within the meaning of section 6231(a) of the Code. If Sponsor Transfers all of its Membership Interest (other than to an Affiliate), Sponsor shall be removed as the Tax Matters Partner and the then-current Members of the Company shall select a replacement Tax Matters Partner for the Company effective as of the date of the Transfer of all of Sponsor’s Membership Interest (other than to an Affiliate).
          (b) Notwithstanding the foregoing, Investor, in Consultation with the other Members, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items with respect to taxable years of the Company up to and including the end of the Preference Period (“Company Items”) and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by Investor in Consultation with the other Members.
          (c) Notwithstanding Section 7.7(a) or Section 7.7(b), neither the Tax Matters Partner nor any Member shall enter into a settlement agreement with the IRS that purports to bind any Members other than the Members entering into such settlement, and neither the Tax Matters Partner nor any Member shall (i) file a petition contemplated by section 6226(a) or section 6228 of the Code, (ii) intervene in any action as contemplated by section 6226(b) of the Code, (iii) file any request contemplated by section 6227(b) of the Code, or (iv) enter into an agreement extending the period of limitations as contemplated by section 6229(b)(1)(B) of the Code without the prior consent of the Investor (on or prior to the expiration of the Preference Period) or the Tax Matters Partner (after the expiration of the Preference Period).
          (d) If for any reason the IRS disregards the election made by the Company pursuant to Section 7.5(d) and commences any audit or proceeding in which it makes a claim, or proposes to make a claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit (including Tax Credits) allocated to such Member by the Company, then such Member shall promptly advise the other Members of the same, and such Member, in Consultation with the other Members, shall use all reasonable efforts to convert the portion of such audit or proceeding that relates to such items into a Company level proceeding consistent with the Company’s election pursuant to Section 7.5(d). In the event that such Member is unsuccessful in so converting such proceeding, the Member subject to such audit or proceeding shall provide notification, information, documents, correspondence and a reasonable opportunity to participate to, and shall Consult with, the other Members to the same degree as required of the Tax Matters Partner in Section 7.7(b), but only with respect to items of income, gain, loss, deduction, or credit that relate to the Company, and not to the extent such notification, information, documents, correspondence, or opportunity to participate would materially adversely affect the audit of or proceeding involving the items that do not relate to the Company or result in the dissemination of information regarding such Member that relates to matters other than items of income, gain, loss, deduction, or credit with respect to the Company.
          (e) Notwithstanding anything herein to the contrary, the provisions of Section 7.2(c) and this Section 7.7 shall survive the Termination Date and shall remain in full force and effect until the expiration of the applicable statute of limitations for any audits of the Company’s tax returns for taxable years in which the Investor is a Member.
ARTICLE VIII
MANAGEMENT
     Section 8.1. Manager.
          (a) Except as otherwise provided in Section 8.1(b), the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager and the Manager shall take all actions for and on behalf of the Company not otherwise provided for in this Agreement. In addition, the Manager may vest in the Officers of the Company the authority to take such actions for and on behalf of the Company not otherwise provided for in this Agreement, or reserved to the Members or the Manager, to the extent any such actions are not inconsistent with or in breach of the terms of this Agreement or a directive of the Manager. The Company, and the Manager or any Officer on behalf of the Company, may enter into and perform the Financing Documents and the Fuel Supply Agreement and any other Project Document to which the Company is a party, in each case as in effect on the Effective Date or the date hereof, as applicable, and any documents contemplated thereby or related thereto, without any further act, vote or approval of any Person, including any Member, notwithstanding any other provision of this Agreement. The Manager and each Officer is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Manager or any Officer to enter into other documents on behalf of the Company. Without limitation of the foregoing, it is understood and acknowledged that the Manager shall provide the following services to the Company:
               (i) coordinate with Catalyst to ensure compliance with all Project Documents and Financing Documents pursuant to the terms of the Lease and to oversee the Catalyst’s operation of the Facility;

               (ii) review all Legal Requirements containing or establishing compliance requirements in connection with the operation and maintenance of the Facility and applicable to the Company in connection with its obligations under the Project Documents and Financing Documents and assist Company in securing and complying, as appropriate, with all permits (including the air quality control permit), licenses and government authorizations and approvals necessary for the ownership, operation and maintenance of the Facility (and renewals and replacements of the same);
               (iii) maintain operating logs and reports documenting the performance of its obligations under this Agreement, all consistent with Prudent Industry Practices, including maintaining information reasonably necessary to verify any calculations made pursuant to this Agreement;
               (iv) deliver to Company copies of any notices received by Manager on the Company’s behalf and provide information necessary for Company to create reports required to be produced by Company under the Project Documents as well as deliver any information related to the Facility or the Company as any Member may reasonably request.
               (v) maintain true, complete and accurate cost ledgers and accounting records for the Company in accordance with generally accepted accounting principles applicable to the Project and this Agreement and to reflect the services provided and expenses paid or incurred by it pursuant to this Agreement and all other Project Documents and Financing Documents;
               (vi) provide (or arrange for the provision of) such operating and maintenance and engineering consulting for the Project as may be necessary or desirable from time to time in accordance with Prudent Industry Practices;
               (vii) respond in a reasonably timely manner to written requests for information regarding the Facility from the Members to the extent such information is reasonably accessible to the Manager;
               (viii) coordinate with Catalyst to ensure the continuous and efficient operation of the Facility under the Lease;
               (ix) cause the ash produced by the Facility to be tested monthly for compliance with applicable Legal Requirements and conditions for disposal and furnish the Members with the results of such tests; and
               (x) furnish to the Members true and correct copies of all of the Financing Documents, and all amendments thereto, and all notices (including any notice of any event of default), waivers, requests for waivers, and correspondence with the Lenders or their agent under the Financing Documents or the Lease.

          (b) Subject to Section 3.2(d) and Section 12.2(c), neither the Manager nor any Officer shall have any authority to, and the Manager covenants and agrees that it shall not, cause the Company to do or take any of the following actions without the prior consent of all of the Members having been obtained:
               (i) sell, lease, transfer, assign or distribute (excluding cash distributions made in accordance with this Agreement) all or substantially all of the assets of the Company;
               (ii) cause the Company to incur in any single transaction or in any series of related transactions indebtedness for borrowed money in an aggregate principal amount that exceeds $2,500,000 (excluding amounts borrowed under the Financing Documents, amounts advanced by the Manager pursuant to Section 4.4 and any Permitted Debt, as defined and set forth in the Financing Documents);
               (iii) cause the Company to guarantee the payment of money or the performance of any contract or other obligation of any Person or cause the Company to become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or incur any contingent obligations not otherwise permitted hereunder or which does not constitute Permitted Debt;
               (iv) issue, sell, buy-back or redeem any limited liability company interests of the Company, unless a Member or the Company is otherwise entitled to take any such action on behalf of the Company or as otherwise provided herein;
               (v) except for transactions contemplated by or provided for in the Fuel Supply Agreement, approve transactions between the Company and any Member, the Manager or any Affiliates of a Member or the Manager, unless such transaction satisfies the requirements of Section 8.6;
               (vi) approve the Budget as described in Section 9.1, and any amendments or modifications thereto, and approve any expenditures not provided for in the Budget;
               (vii) approve expenditures of more than $50,000 in a Fiscal Year under an operation and maintenance agreement that are not otherwise provided in the Budget;
               (viii) cause the Company to enter into any Agreement or obligation that would require the payment of more than $150,000 in a Fiscal Year, except as otherwise provided in the Budget;
               (ix) cause the Company to settle claims, litigation or arbitration if, as a result, the Company is obligated to pay more than $100,000;

               (x) cause the Company to guarantee the payment of money or the performance of any contract or other obligation of any Person in excess of $250,000;
               (xi) cause the Company to make any Tax elections, except as expressly provided for in this Agreement;
               (xii) cause the Company to engage in any business or activity other than that described in Section 2.3;
               (xiii) cause or permit the Company to take any action or omit to take any action required to maintain the Company’s status as an “exempt wholesale generator” under Section 1262 of the Public Utility Holding Company Act of 2005 or that would cause the Company to be regulated as a “utility” under Arizona law;
               (xiv) amend one or more of the Financing Documents in any manner that could materially affect the interests of the Members;
               (xv) amend or terminate the Company’s Certificate of Formation, execute any documents that causes the Company to combine, merge or consolidate with or into any other entity, or purchase or otherwise acquire all or substantially all of the assets of any Person; or
               (xvi) assign the Company’s rights or obligations under any Financing Document, the Fuel Supply Agreement or any other Project Document to any Person, except as specifically permitted by the Financing Documents;
provided, however, that any such consent required of a Member, other than under clause “(i)” above, shall not be unreasonably withheld, conditioned or delayed. A Member will be deemed to have consented if no response is received from a Member within 15 Business Days of receipt of a written request for consent regarding any of the matters described above.
          (c) The Manager shall devote such time, effort and skill to the Company’s business affairs as is necessary and proper to promote the Company’s welfare and success in accordance with Prudent Industry Practice. Notwithstanding any duty otherwise existing at law or in equity, the Members expressly recognize that the Manager has or may have substantial other business activities and agree that the Manager and its Affiliates, officers, directors, employees, and agents, as the case may be (other than those persons who are Officers or employees of the Company), shall not be bound to devote all of their business time to the affairs of the Company and that the Manager or its Affiliates may engage for their own account and for the accounts of others in other businesses or activities.
          (d) Notwithstanding any duty otherwise existing at law or in equity, the Manager shall act in good faith and in the best interests of the Company at all times and in accordance with the covenants and agreements made in this Agreement and shall not be required to prefer the business or properties of the Company over the business or properties of any other entity in which the Manager or its Affiliates may have an interest. In carrying out its duties hereunder, the Manager shall not be liable to the Company or to any Member for its good faith actions or failure to act (including actions taken or omitted to be taken in good faith in accordance with the written direction of all Members), for any errors of judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but nothing herein shall relieve the Manager for any liability for breach of such standard, fraud, willful misconduct, gross negligence, or a knowing violation of law in the performance of its duties under this Agreement.
          (e) Except as otherwise provided in this Agreement:
               (i) each of the Members and the Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Person who is a Member, the Manager or any Officer or employee of the Company, or by any other individual as to matters the Members or the Manager reasonably believe are within such other individual’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distribution to the Members might properly be paid;
               (ii) the Manager shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent or other paper or document, but the Manager, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit; and
               (iii) the Manager shall not be required to take any action hereunder, nor shall any other provision of this Agreement be deemed to impose a duty on the Manager to take any action, if the Manager shall reasonably determine, or shall have been advised by counsel, that such action is contrary to any applicable law or this Agreement.
     Section 8.2. Compensation of the Manager. During the period that Sponsor is serving as the Manager, the Company shall pay to the Manager for fair value received hereunder as follows: (a) 90 percent of the Management Fee within ten days after the delivery to the Members of the reports described in Section 7.4(c) and (b) 10 percent of the Management Fee upon delivery of the United States federal income Tax Return, as filed, in accordance with Section 7.6 for each Fiscal Year to which the reports and Tax Return relate. In addition, the Company will reimburse the Manager and its Affiliates on a timely basis for reasonable and appropriately incurred out-of-pocket expenses incurred on behalf of the Company, including without limitation amounts paid to third-party non-Affiliate consultants and contractors engaged to perform services on behalf of the Company as permitted hereunder. The payment of the Management Fee shall be made out of funds available to the Company after the payment of debt service and all other amounts payable to the Lenders and others under the Financing Documents (which shall be as part of “Waterfall Level 8,” as defined therein, and subject to the provisions of the Subordination Agreement dated January 1, 2009 among Sponsor, the Company and CoBank

ACB as Administrative Agent) but before any distributions to the Members, and, to the extent any portion of the Management Fee is not paid when due it shall be deferred, and shall bear interest at the Prime Rate plus 200 basis points until paid.
     Section 8.3. Removal or Resignation of the Manager. The Manager may be removed (i) for “cause” by the consent of the Class A Member, or (ii) if the Sponsor fails to advance any Working Capital Loans required to be advanced under Section 4.4 and such failure continues for 90 days after notice from the Class A Member; provided, that if any removal pursuant to clause (ii) above occurs prior to such time as the Company receives a revised air permit to operate the Facility such removal also shall require the consent of Lender under the Financing Documents. For purposes of this section, “cause” means (a) intentional misconduct, gross negligence or fraud by the Manager in the performance of its duties and obligations under this Agreement; (b) violation of any material Law directly caused by the Manager’s gross dereliction of its duty, including any environmental Law, that is not remedied within 90 days of notice, provided, that if such violation is not capable of being remedied within such time period such violation is not remedied within a reasonable period of time (having due regard for the circumstances of the violation); (c) breach of any material provision of this Agreement directly caused by the Manager’s gross dereliction of its duty that is not cured within 90 days of notice, provided, that if such breach is not capable of being cured within such time period such breach is not cured within a reasonable period of time (having due regard to the circumstances of the breach); or (d) the Bankruptcy or dissolution of the Manager. Upon the removal of the Manager as provided above, the Class A Member shall select a new Manager, subject to the approval of Lender, as long as such approval is not unreasonably withheld, conditioned or delayed. Sponsor shall not resign as Manager or assign its rights as Manager to any other Person during the Preference Period (except pursuant to an exercise of any remedy by Lender pursuant to any Financing Document) (x) without the consent of the Class A Member, which consent shall not be unreasonably withheld, conditioned or delayed and (y) until Sponsor has designated a successor Manager that is reasonably acceptable to the Class A Member (provided, that for the purpose of clarity, Lender (or its permitted successors, designees or assigns) is deemed a reasonably acceptable successor Manager by Class A Member). Following the Preference Period, upon a resignation of the Manager (except for any such resignation following an event that constitutes “cause” as described above), so long as Sponsor or an Affiliate thereof holds a Membership Interest, a new Manager shall be selected by Sponsor and shall not be subject to approval of the Investor. Following the Preference Period, any Manager that is an Affiliate of Sponsor shall have the right to assign its rights as Manager to another Affiliate of Sponsor. Notwithstanding the foregoing, any such removal of or resignation by Sponsor as the Manager shall have no effect on Sponsor’s right to receive any portion of the Management Fee provided for in Section 8.2 which, as of such termination, is accrued but not paid.
     Section 8.4. Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively on the power and authority of the Manager. No third Person dealing with the Company shall be required to ascertain whether the Manager is acting in accordance with the provisions of this Agreement. All third Persons may rely on a document executed by the Manager as binding the Company.

     Section 8.5. Officers. The Manager may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign, in writing, titles (including President, Vice President, Secretary and Treasurer) to any such person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8.5 may be amended or revoked at any time by the Manager. All Officers shall serve at the discretion of and subject to the direction of the Manager.
     Section 8.6. Contracts with Affiliates. The Company may enter into contracts and agreements with the Manager or any Affiliates of the Manager for the rendering of services, the sale or lease of supplies and equipment to the Company necessary or appropriate for the operation of the Company business consistent with its purposes stated herein; provided, however, that for any contracts or agreements entered with the Manager or any Affiliates of the Manager after the date hereof, the cost of such services, supplies and equipment, and the other terms of such contracts and agreements must be no less favorable, and on arms’ length terms, to the Company than those available from unrelated third parties that are engaged in the business of rendering comparable services or selling or leasing comparable supplies and equipment. The Members acknowledge and agree that all contracts and agreements with the Manager or any Affiliates of the Manager that are contemplated or provided for in any of the Transaction Agreements are deemed to comply with the requirements of this Section 8.6 and fees payable thereunder are for fair value received by the Company under such Transaction Agreements.
     Section 8.7. Insurance. The Company shall acquire and maintain (including making changes to coverage and carriers) such casualty, general liability (including product liability), property damage and other types of insurance with respect to the Facility and/or the operations of the Company, as is required by the Transaction Agreements, and such additional insurance as may otherwise be determined by the Manager to be necessary or advisable from time to time.
     Section 8.8. Duties; Indemnification.
          (a) To the extent that, at law or in equity, a Manager or Member has fiduciary duties and liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement, a Manager or Member acting under this Agreement shall not be liable to the Company or to any Member or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement or for any act or omission performed or omitted in good faith on behalf of the Company (and in a manner reasonably believed to be within the scope of such entity’s authority hereunder). The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Manager or Member otherwise existing at law or in equity to the Company or its Members or Manager, are agreed by the Manager and the Members to replace such other duties and liabilities of such Manager or Member.
          (b) To the fullest extent permitted by applicable Law, a Member and its Affiliates shall be entitled to indemnification from the Company for any damages or loss incurred by such Person by reason of any act or omission performed or omitted by such Person provided that: (i) any such act or omission was undertaken in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company; (ii) any such act or omission was reasonably believed to be within the scope of authority conferred on such Person by this Agreement; (iii) any such act or omission was not in willful breach of this Agreement, and (iv) with respect to any criminal action or proceeding, such Person had no reasonable cause to believe his action or omission was unlawful, except that no Person shall be entitled to be indemnified in respect of any damages or loss incurred by such Person by reason of fraud, gross negligence, or willful misconduct with respect to such acts or omissions; provided, however, that (x) any indemnity under this Section 8.8(b) shall be provided out of and to the extent of Company assets only (including the proceeds of any insurance policy), and no Member shall have any personal liability on account thereof, including without limitation, any obligation to contribute money or other property to the Company and (y) this indemnification shall not apply to any liabilities or obligations of any Affiliate of Sponsor under the Fuel Supply Agreement.
          (c) Neither Manager nor any Member shall be liable to the Company or the another Member for any special, incidental, exemplary, indirect or consequential damages of any nature as a result of any breach of this Agreement or any of its duties or obligations hereunder, whether arising under contract, tort (including negligence), strict liability or otherwise.
     Section 8.9. DSR Credit Support. Manager shall cause Sponsor to provide to the lenders under the Financing Documents such DSR Credit Support as may be required thereunder. Sponsor shall be reimbursed from the Company for all reasonable costs and expenses of providing such DSR Credit Support in addition to the payment to the Manager of the Management Fee hereunder. Payment of such costs and expenses to Sponsor shall be made from the time when incurred. To the extent Sponsor is required to pay any amounts under the DSR Credit Support (at any time), such amounts (the “Credit Support Amounts”) shall be considered as a loan to the Company, the principal amount of which shall bear interest at a rate equal to the lesser of (a) the Prime Rate plus 200 basis points per annum compounded monthly, and (b) the maximum rate of interest allowed by applicable law, from the date such Credit Support Amounts are paid under the DSR Credit Support until such time as the Credit Support Amounts are repaid to the Sponsor. Notwithstanding any provision to the contrary set forth herein, repayment of such Credit Support Amounts (together with all accrued and unpaid interest thereon) shall be made prior to the distribution of any Net Cash Flow to the Members.
     Section 8.10. Tax Credit Matters.
          (a) Notwithstanding any provision of this Agreement or any Transaction Agreement to the contrary, the Manager shall not, and shall cause each of its Affiliates not to, cause or permit the Company or any Person acting on behalf of the Company to take any action that would result in, or refrain from taking any action reasonably within its control that is necessary to prevent, all or any portion of the production and sale of electricity by the Company failing to qualify for Tax Credits. For example, but without limitation, neither the Manager nor any of its Affiliates shall (i) cause or permit the Company or any Person acting on behalf of the

Company to generate any electricity from, or otherwise operate, the Facility using as a fuel any material other than “open-loop biomass” (within the meaning of section 45(c)(3)(A)(ii) of the Code) or (ii) cause or permit the Company or any Person acting on behalf of the Company to sell any electricity generated by the Company to any Person who is a “related person” (within the meaning of section 45(e)(4) of the Code); provided, that neither the Manager nor any of its Affiliates shall be deemed in breach of this Section 8.10(a) by reason of any action which is due to general market conditions or refusal to act of any non-Affiliated Person. In the event of any nonfulfillment of or failure to comply with or perform the covenants contained in the preceding two sentences, then promptly upon delivery of notice of such nonfulfillment or failure by Investor to the Sponsor, the Sponsor shall pay to Investor, as liquidated damages and not a penalty, an amount equal to (x) $1.54 multiplied by the difference between (A) the dollar amount of Tax Credits that would have been allocated to Investor under this Agreement in the absence of such nonfulfillment or failure and (B) the dollar amount of Tax Credits actually allocated to Investor as a result of such nonfulfillment or failure plus (y) interest on the amount in clause (x) at a rate equal to the Prime Rate plus 200 basis points, from the date the Investor would have recognized the benefit of the Tax Credits that would have been allocated but for such nonfulfillment or failure, to the date of payment. No nonfulfillment of or failure to comply with or perform the covenants contained in the first two sentences of this Section 8.10(a) shall be cause for termination of the Manager pursuant to Section 8.3 unless such nonfulfillment or failure is due to fraud, willful misconduct, or gross negligence on the part of the Manager.
          (b) Notwithstanding any provision of this Agreement or any Transaction Agreement to the contrary, the Manager shall not, and shall cause Renegy Trucking, LLC, Renegy, LLC, and each Affiliate of Manager not to, take any action that would result in, or refrain from taking any action within its control that is necessary to prevent, the liabilities of the Company from being classified as “recourse liabilities” or “nonrecourse liabilities” or from being allocated among the Members, in each case, pursuant to section 752 of the Code, in a manner not contemplated by the Base Case Projections (as defined in the Membership Interest Purchase Agreement). For example, but without limitation, neither Manager nor any of its Affiliates shall (i) cause or permit Renegy Trucking, LLC or Renegy, LLC to become other than disregarded as an entity separate from Sponsor under Treasury Regulations sections 301.7701-1 through 301.7701-3 or (ii) cause or permit the occurrence of a “valuation event” (within the meaning of Treasury Regulations section 1.752-2(k)(2)(iii)) with respect to Renegy Trucking, LLC or Renegy, LLC. In the event of any nonfulfillment of or failure to comply with or perform the covenants contained in the preceding two sentences, then promptly upon delivery of notice of such nonfulfillment or failure by Investor to the Sponsor, the Sponsor shall pay to Investor, as liquidated damages and not a penalty, an amount equal to (x) $1.54 multiplied by the difference between (A) the dollar amount of Tax Credits that would have been allocated to Investor under this Agreement in the absence of such nonfulfillment or failure and (B) the dollar amount of Tax Credits actually allocated to Investor as a result of such nonfulfillment or failure plus (y) any increase in the present value (discounted at 10 percent per annum, based on annual compounding) of the net federal income tax liability of Investor (and the Persons to whom the federal tax items of Investor are allocable, directly or indirectly) attributable to the Class A Interest and resulting from such nonfulfillment or failure (excluding, for purposes of this clause (y), the effect on such tax liability of Tax Credits), plus (z) interest on the amounts in clause (x) and clause (y) at a rate equal to the Prime Rate plus 200 basis points, from the date the Investor would have recognized the benefit of the Tax Credits or other items of net loss or net deduction that would have been allocated but for such nonfulfillment or failure, to the date of payment. No nonfulfillment of or failure to comply with or perform the covenants contained in the first two sentences of this Section 8.10(b) shall be cause for termination of the Manager pursuant to Section 8.3 unless such nonfulfillment or failure is due to fraud, willful misconduct, or gross negligence on the part of the Manager.
ARTICLE IX
BUDGET
     Section 9.1. Preparation. The annual budget for the Company for Fiscal Year 2009 is attached hereto as Exhibit B and is deemed approved by the Members. On or before September 1, 2009, and October 1st of each year thereafter (which date is at least 30 days prior to the date such Operating Budget is required to be delivered to the Lenders under the Financing Documents) through the term of this Agreement (except for the year during which the Termination Date occurs), the Manager will prepare in Consultation with the Members, and deliver to the Members for approval (in accordance with Section 8.1(b), an annual budget for the following Fiscal Year. Each such budget will contain a line-item specification of projected operating revenues and expenses, as well as any necessary provision for expenditures or reserves for maintenance and capital items and other extraordinary expenditures. If the Members cannot reach agreement in respect of approval of any subsequent annual budget or any component or line item of any such annual budget, then the annual budget or such component or line item in question shall reflect the prior Fiscal Year’s actual experience for such item (or in the case of expense components or line items, one hundred five percent (105%) of the prior Fiscal Year’s actual experience for such item), excluding any extraordinary items from such previous Fiscal Year. The annual budget for the Company for Fiscal Year 2009 as attached hereto as Exhibit B and each subsequent annual budget as prepared and delivered by the Manager, and as approved by the Members hereunder, is referred to herein as a “Budget.”
     Section 9.2. Amendments and Supplements. During the Fiscal Year covered by the Budget, the Manager, in Consultation with the Members, may propose amendments to the Budget for approval by the Members in accordance with Section 8.1(b).
ARTICLE X
TRANSFERS; RIGHT OF FIRST REFUSAL; PURCHASE OPTION
     Section 10.1. Prohibited Transfers. Except for transfers as provided for in Section 3.10 or any transfers under the Financing Documents, no Member shall sell, transfer, assign, convey, or otherwise dispose of all or any part of its Membership Interest or any interest, rights or obligations with respect thereto, whether directly or indirectly by sale, transfer, assignment, conveyance or other disposition of direct or indirect ownership interests in the Member (a “Transfer”) except as provided in this Article X. A Member may not pledge, mortgage, encumber or hypothecate all or any part of its Membership Interest without the prior consent of all of the other Members, which consent may be withheld by such other Members in their reasonable discretion, except as provided for in any Financing Document. Any attempted Transfer or pledge, mortgage, encumbrance, or hypothecation, other than in strict accordance with this Article X, shall be null and void, ab initio and the purported transferee shall have no rights as a Member or otherwise in or to the Membership Interest.
     Section 10.2. Conditions to Transfer by Investor. Upon the satisfaction of the following conditions, and subject to Section 10.4, Investor may Transfer all or a portion of its Membership Interests and the transferee thereof shall be admitted as a Member with respect to such transferred Membership Interest:
          (a) Investor and the prospective transferee each execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably necessary and satisfactory in form and substance to the Manager to effect such Transfer and to confirm Investor’s intention that the transferee become a Member in its place in respect of the Membership Interest Transferred;
          (b) the transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Manager may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of Investor under this Agreement in respect of the Membership Interest Transferred;
          (c) the Transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets;
          (d) the Transfer will not cause the Company to be classified as a corporation or publicly traded partnership for tax purposes;
          (e) with respect to any transfer occurring prior to the “Contingent Events Date” (as defined in the Member Interest Purchase Agreement) the transferee or a guarantor of the Investor’s obligations under the Member Interest Purchase Agreement (and any related agreement executed thereunder) is investment grade or there are credit enhancements in place acceptable to the Manager to secure such obligations;
          (f) the Transfer will not result in the Company ceasing to be an “exempt wholesale generator,” as defined in Section 1262 of the Public Utility Holding Company Act of 2005; and
          (g) the Transfer does not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.
     Section 10.3. Transfers by Sponsor. Upon the satisfaction of the following conditions, and subject to such Transfer being consented to by the Class A Member (which consent may be withheld by such other Members in their reasonable discretion), except for a transfer to an Affiliate of Sponsor which will not require such consent, Sponsor may Transfer all or a portion of its Membership Interest and the transferee thereof shall be admitted as a Member with respect to such transferred Membership Interest:
          (a) Sponsor and the prospective transferee each execute, acknowledge and deliver to the Company instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably necessary and satisfactory in form and substance to the Manager to effect such Transfer and to confirm Sponsor’s intention that the transferee become a Member in its place in respect of the Membership Interest Transferred;
          (b) the transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Manager may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of Sponsor under this Agreement in respect of the Membership Interest Transferred;
          (c) the Transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets;
          (d) the Transfer will not cause the Company to be classified as a corporation or publicly traded partnership for tax purposes;
          (e) the Transfer will not result in the Company ceasing to be an “exempt wholesale generator,” as defined in Section 1262 of the Public Utility Holding Company Act of 2005; and
          (f) the Transfer does not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.
     Section 10.4. Right of First Offer
          (a) If Investor proposes to Transfer any of its Membership Interest (a “ROFO Interest”), the Investor shall first deliver a written offer (an “Offer”) to Sponsor offering to sell the ROFO Interest to Sponsor for a specified cash purchase price (the “Offered Price”), which Offer shall set forth the material terms of the sale (the “Offered Terms”). The Offer shall also set forth the notice information for Investor and the date on which it terminates (the “Offer Termination Date”); provided that the Offer Termination Date shall not be fewer than 20 days after the date the last Offer is delivered to Sponsor in accordance with this Section 10.4(a). The Offer shall be irrevocable by Investor from the date of delivery through 5:00 p.m. (New York City time) on the Offer Termination Date, unless the irrevocability of the Offer is earlier waived by Sponsor.

          (b) Sponsor shall have the right, but not the obligation, to accept the Offer by electing to purchase all, but not less than all, of the ROFO Interest at the Offered Price and on the Offered Terms. To be effective, each such election must be made in writing and delivered to Investor in accordance with the notice information set forth in the Offer prior to 5:00 p.m. (New York City time) on the Offer Termination Date (unless the offer becomes revocable in accordance with Section 10.4(a) and is revoked prior to such time, in which case delivery must be made prior to revocation). If Sponsor elects to purchase the entire ROFO Interest, Investor and Sponsor shall close the sale of the ROFO Interest for the Offered Price and on the Offered Terms within 30 days after the Offer Termination Date. If Sponsor does not timely elect to purchase the entire ROFO Interest, or if such election is made, but the closing with respect to the entire ROFO Interest does not occur within the 30-day period required by this Section 10.4(b), Investor may for a period of 90 days following the Offer Termination Date or the expiration of the 30-day closing period, as applicable, Transfer all, but not less than all, of the ROFO Interest to any Person for purchase price consideration that is no less than the Offered Price and on terms that are no more favorable to the transferee than the Offered Terms. If no transfer of the ROFO Interest is made pursuant to this Section 10.4(b), any subsequent proposal by Investor to transfer any of its Membership Interest shall again be subject to the provisions of this Section 10.4.
          (c) This Section 10.4, and the rights of Sponsor under this Section 10.4 shall not apply to any Transfer by Investor of all or any portion of its Membership Interests to an Affiliate of Investor.
     Section 10.5. Admission. Any transferee of all or part of a Membership Interest pursuant to a Transfer made in accordance with this Agreement, whether by assignment or by operation of law, shall be admitted to the Company as a substitute Member upon its execution of a counterpart to this Agreement and compliance with the terms of this Article X.
     Section 10.6. No Effect. Notwithstanding any provision to the contrary set forth herein the provisions of this Article X shall have no effect on any restrictions on Transfer set forth in the Membership Interest Purchase Agreement, which shall continue in full force and effect.
ARTICLE XI
DISSOLUTION AND WINDING-UP
     Section 11.1. Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:
          (a) the unanimous written consent of the Members to dissolve and terminate the Company;
          (b) the entry of a decree of judicial dissolution under the Act; or
          (c) at any time there are no members of the Company unless the Company is continued in accordance with the Act.

     Section 11.2. Distribution of Assets. Upon the occurrence of one of the events set forth in Section 11.1, the Members shall appoint one or more liquidators (which may include one or more Members or the Manager). Upon their appointment, the liquidators shall proceed diligently to wind-up the affairs of the Company and shall make final distributions as provided herein and in the Act by the later of the end of the Company taxable year in which such event occurs or within 90 days after such date. The liquidators shall sell any and all Company property, including to Members. The liquidators shall first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including the Working Capital Loans and all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) in the order of priority as provided by law. The balance of the assets of the Company shall be distributed pro rata to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interest in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.
     Section 11.3. De-Commissioning of the Facility. Any obligations for the de-commissioning of the Facility will be the obligations of the Company, and the Members shall have no responsibility or liability relating thereto.
     Section 11.4. In-Kind Distributions. There shall be no distribution of assets of the Company in kind without the prior written consent of all of the Members.
     Section 11.5. Certificate of Cancellation.
          (a) When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed by the liquidators with the Secretary of State of the State of Arizona, which certificate shall set forth the information required by the Act.
          (b) Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease.
ARTICLE XII
MISCELLANEOUS
     Section 12.1. Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile transmission, directed to the intended recipient at the address of such Member set forth on Exhibit A or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 12.1. A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second Business Day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission.
     Section 12.2. Amendments; Lease Amendments; Review of Proposals.
          (a) Except as otherwise provided in this Section 12.2, this Agreement may be modified or amended only by an instrument in writing duly executed by all of the Members, the consent to and execution of any such written instrument not to be unreasonably withheld or delayed by any Member. Notwithstanding the foregoing, the Manager shall have the authority, without the consent of the Members, to amend Exhibit A to reflect a resignation or withdrawal of a Member from the Company in accordance with the terms of this Agreement, a Transfer of a Membership Interest in accordance with the terms of this Agreement, the admission of a new Member in accordance with the terms of this Agreement, or a change in percentage of Membership Interest resulting from any of the foregoing events. The Manager will give the Members prompt notice of any amendment made pursuant to this Section 12.2.
          (b) If within 365 days after the date hereof the Company enters into an agreement to amend either or both Power Purchase Agreements included as part of the Project Documents (each, a “PPA Amendment”) and, as a result of such PPA Amendment, the distributable Net Cash Flow of the Company is increased, Sponsor and Investor agree to amend the “50 percent” value in Section 6.1(a) to equal a percentage amount that will, based on the Base Case Projections (as defined in the Membership Interest Purchase Agreement), cause the Adjusted PV to equal (i) the Effective Date PV plus (ii) five percent (5%) of the Increase PV (as defined below). For purposes of this Section 12.2(b), the term “Adjusted PV” means (x) the Present Value of the Net Cash Flow projected to be distributed to Investor with respect to the Class A Interest from 2009 through 2029 plus (y) the Present Value of the of the net federal income tax benefit to (or minus the Present Value of the net federal income tax liability of) Investor (and the Persons to whom the federal taxable items of Investor are allocable, directly or indirectly) attributable to federal taxable items (other than Tax Credits) projected to be allocable with respect to the Class A Interest from 2009 through 2029, in each case, determined using the Base Case Projections, and as adjusted to take into account the amount and timing of the increased distributable Net Cash Flow (and related federal income tax items of the Company other than Tax Credits) that Sponsor and Investor agree are reasonably likely to result from such PPA Amendment. For purposes of this Section 12.2(b), the term “Effective Date PV”

means (x) the Present Value of the Net Cash Flow projected to be distributed to Investor with respect to the Class A Interest from 2009 through 2029 plus (y) the Present Value of the net federal income tax benefit to (or minus the Present Value of the net federal income tax liability of) Investor (and the Persons to whom the federal taxable items of Investor are allocable, directly or indirectly) attributable to federal taxable items (other than Tax Credits) projected to be allocable to Investor with respect to the Class A Interest from 2009 through 2029, in each case, determined using the Base Case Projections. For purposes of this Section 12.2(b), the term “Increase PV” means (x) the Present Value of the increase in Net Cash Flow projected to be distributed to the Members with respect to the Membership Interests from 2009 through 2029 plus (y) the Present Value of the net increase in the federal income tax benefit to and/or net decrease in the federal income tax of (or minus the Present Value of the net increase in the federal income tax liability of and/or net decrease in the federal income tax benefit to) the Members (and the Persons to whom the federal taxable items of the Members are allocable, directly or indirectly) attributable to federal taxable items (other than Tax Credits) projected to be allocable to the Members with respect to the Membership Interests from 2009 through 2029, in each case resulting solely from such PPA Amendment (as reasonably determined by Investor and Sponsor) and compared to the Base Case Projections. For purposes of this Section 12.2(b), the term “Present Value” means the present value of an amount or series of amounts discounted at the rate of ten percent per annum, compounded annually.
          (c) If permitted by the Lender, Manager shall be entitled to amend the Lease to terminate that portion of the Lease pursuant to which Catalyst currently is performing operations and maintenance services for the Facility; provided, that (i) such amendment occurs within six (6) months after the date hereof and (ii) contemporaneously with such amendment Sponsor enters into an operations and maintenance agreement with the Company pursuant to which Sponsor (or an Affiliate) will perform those operations and maintenance services previously performed by Catalyst for the Facility at the same price and fee structure as previously charged by Catalyst, and which operation and maintenance agreement contains such other terms and conditions as are consistent with the Lease (prior to such amendment) and the provisions of Section 8.6 hereof.
          (d) From time to time Sponsor may furnish the Company with proposals for capital upgrades or other ideas to improve the performance and operational efficiency and reliability of the Facility which require the consent of all the Members to implement (each, a “Proposal”). The Members agree to review all Proposals in good faith and to consider their potential impact on the Base Case Projections and Net Cash Flow to the Company. To the extent the Company decides to implement any Proposal, the Class A Member shall negotiate in good faith with Sponsor (i) if financing is required to implement the Proposal, the terms upon which such financing shall be provided (having due regard to the ability of Sponsor to finance or arrange for the financing of such Proposal and the need for a market-based return for such financing), and (ii) a sharing of Net Cash Flow attributable to the Increase PV reasonably likely to result from the Company’s implementation of the Proposal (having due regard to the costs and expenses incurred by Sponsor in developing and presenting the Proposal and the provision to

Sponsor of a development fee in connection with such Proposal of not less than 10% of the greater of (x) such amount of costs and expenses and (y) the Increase PV resulting therefrom).
     Section 12.3. Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.
     Section 12.4. Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing and shall be delivered to the other Members in the manner set forth in Section 12.1. All remedies afforded under this Agreement shall be taken and construed as cumulative and in addition to every remedy provided for herein and by applicable law.
     Section 12.5. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 12.6. Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract.
     Section 12.7. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters.
     Section 12.8. Public Statements. The Members shall Consult with one another and cooperate in drafting language before any Member issues any public announcement, statement or other disclosure with respect to the Transaction Agreements or the transactions contemplated hereby or thereby and no Member shall issue any such public announcement, statement or other disclosure before such Consultation and before incorporating the reasonable comments of the other Member. If a public announcement, statement or other disclosure is, in the opinion of legal counsel to a Member, required by any Legal Requirement by obligations pursuant to any listing agreement with any national securities exchange in order to discharge such Member’s disclosure obligations, the issuing Member shall provide the other Members, in writing, no less than one Business Day prior to such proposed statement, the content of the proposed statement and an opportunity to comment on the statement. The issuing Member may thereafter release such statement and, upon such release, shall promptly furnish the other Members with a copy thereof. Without limiting the generality of the foregoing, each Member, upon the request of another Member, shall provide to such Member, and such Member shall have the right to review in advance all information relating to the transactions contemplated by the Transaction Agreements that appear in any filing made in connection with the transactions contemplated hereby or thereby.
     Section 12.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.
     Section 12.10. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.
     Section 12.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.
     Section 12.12. Confidentiality. The Members shall, and shall cause their respective Affiliates and Representatives to, hold confidential and not use in any manner detrimental to the Company or any Member all information they may have or obtain concerning the Company and its assets, business, operations or prospects or this Agreement (the “Confidential Information”); provided, however, that Confidential Information shall not include information that (a) becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives, (b) becomes available to a Member or any of its Representatives on a nonconfidential basis prior to its disclosure by the Company or its Representatives, (c) is required or requested to be disclosed by a Member or any of its Affiliates or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, (d) is required or requested by the IRS or any other taxing authority in connection with the Facility or Tax Credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit, or (e) is voluntarily disclosed by a Member to the IRS or other Governmental Body with jurisdiction over such Member in connection with such authority’s review or approval of the transactions contemplated by this Agreement. If such party is required or requested to disclose any Confidential Information as described in clause (c)

above, such party will provide the other Members with prompt Notice so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 12.12 with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this Section 12.12 with respect to the information required to be disclosed, the first party will furnish only that portion of such information that legal counsel opines is required by law to be furnished or is otherwise required by applicable law to be furnished and will exercise reasonable efforts, at the other Members’ expense, to obtain reliable assurance that confidential treatment will be accorded such information. In the case of disclosures to the IRS described in clause (d) above, a disclosing Member will obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code. Nothing herein shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any claim against another Member hereunder, (ii) any exercise by a party hereunder of any of its rights hereunder or (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates, provided that such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed.
     Section 12.13. Joint Efforts. To the full extent permitted by law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.
     Section 12.14. Specific Performance. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, to the full extent permitted by law, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.
     Section 12.15. Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.
[Remainder of this page left intentionally blank — signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

RENEGY HOLDINGS, INC., as a Member and as the Manager
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Chief Executive Officer

AZ BIOMASS, LLC, as a Member
By:	Antrim Corporation, its Manager

By:	/s/ Francine E. Lyons
	Name:	Francine E. Lyons
	Title:	Vice President

SCHEDULE 1
INITIAL GROSS ASSET VALUES AND CAPITAL ACCOUNTS
Gross Asset Values
Entire Project: $79,044,000
Renegy’s Portion of Project Deemed to be Contributed: $34,357,000 (calculated based on initial capital account of $17,155,000 plus $17,202,000 share of project debt)
State Street’s Portion of Project Deemed to be Contributed: $44,687,000 (calculated based on initial capital account of $12,300,000 plus $32,387,000 share of project debt)
]

Schedule 1

EXHIBIT A
INFORMATION ON MEMBERS, OWNERSHIP OF MEMBERSHIP INTERESTS, AND
INITIAL CAPITAL ACCOUNT BALANCES

	Percentage of Class	Percentage of Class		Initial Capital
Members	A Held	B Held	Address	Account Balance
AZ Biomass, LLC	100%	0%	c/o State Street Bank and Trust Company, Energy Credit Investments State Street Financial Center One Lincoln Street, SFC 12 Boston Massachusetts 02110-2900	$12,300,000

Renegy Holdings, Inc.	0%	100%	60 E. Rio Salado Parkway Suite 1012 Tempe, Arizona 85281	$17,155,000

EXHIBIT B
BUDGET

B-1

EXHIBIT C
LIMITED DRO AMOUNTS

Limited DRO
Class A Member	$6,500,000
Class B Member	$0

C-1

EXHIBIT D
LIST OF FINANCING DOCUMENTS
1. Credit Agreement, dated as of September 1, 2006, as amended and restated on January 1, 2009 (the “Credit Agreement”), by and among the Project Company, as a borrower, Renegy LLC, an Arizona limited liability company, as a borrower, and Renegy Trucking, LLC, an Arizona limited liability company, as a borrower, the financial institutions listed on Exhibit H thereto or who later become a party thereto (the financial institutions party to this Agreement being collectively referred to as the “Lenders”), COBANK, ACB, as letter of credit issuer, as administrative agent for the Lenders and as collateral agent for the Secured Parties (as such term is defined in the Credit Agreement).
2. All other Credit Documents (as such term is defined in the Credit Agreement).

D-1